EXHIBIT 99.2

Blue Apron Announces CFO Transition

Interim CFO Identified; Executive Search Underway for Permanent Replacement

NEW YORK, September 29, 2022 – Blue Apron (NYSE: APRN) today announced that Chief Financial Officer Randy Greben has notified the company he has accepted a position at another company and plans to resign from his role, effective October 17, 2022.

“Randy has played an important role at Blue Apron as we developed our new strategy to pursue growth alongside a path to profitability,” said Linda Findley, Blue Apron’s President and Chief Executive Officer. “I’d like to thank him for his contributions on behalf of everybody at Blue Apron. We wish him the very best in his future endeavors.”

Blue Apron appointed Mitchell Cohen to serve as interim Chief Financial Officer, effective following Mr. Greben’s departure. With over 30 years of financial, operations and general business experience, Mr. Cohen is a highly experienced Chief Financial Officer with a wealth of experience across a number of industries as well as public and private organizations.

Mr. Cohen will immediately start working with the company to facilitate a smooth transition in partnership with Mr. Greben, while a permanent replacement is identified. Blue Apron has engaged Spencer Stuart to conduct a search for the company’s next Chief Financial Officer.

“Mitch will be an asset to Blue Apron during this transitional period given his extensive public company experience, and understanding of subscription and ecommerce models,” continued Findley. “As we continue to balance growth, our planned path to profitability and managing through inflationary periods, Mitch’s decades of experience can help us continue to execute The Next Course strategy outlined earlier this year.”

About Blue Apron

Blue Apron’s vision is Better Living Through Better Food™. Launched in 2012, Blue Apron offers fresh, chef-designed meals that empower home cooks to embrace their culinary curiosity, challenge their abilities in the kitchen and see what a difference cooking quality food can make in their lives. Blue Apron is a carbon-neutral meal-kit company and is focused on bringing incredible recipes to its customers, while promoting planetary and dietary wellness for everyone.

Contact

Muriel Lussier

Blue Apron

muriel.lussier@blueapron.com